Exhibit 99.1

Contact: Holly Schoenfeldt Marketing & Public Relations Manager 210.308.1268 hschoenfeldt@usfunds.com

For Immediate Release

U.S. Global Investors Reports Financial Results for the Second Quarter of 2020 Fiscal Year

************************************************************************

SAN ANTONIO–February 11, 2020–U.S. Global Investors, Inc. (NASDAQ: GROW) (the “Company”), a boutique registered investment advisory firm with longstanding experience in global markets and specialized sectors, today reported a net loss of $1.0 million, or $0.06 per share loss, for the quarter ended December 31, 2019. That’s compared to a net loss of $3.2 million, or $0.21 per share loss, for the same three-month period a year earlier. The decrease in loss is primarily due to improvement in unrealized investment losses.

Operating loss from continuing operations for the quarter ended December 31, 2019, was $511,000, compared to a loss of $856,000 for the quarter ended December 31, 2018, an improvement of $345,000. Total consolidated operating revenues for the quarter ended December 31, 2019, increased $94,000, or 11.9 percent, compared with the quarter ended December 31, 2018, due to higher average assets under management in equity funds, lower fund expense waivers and lower performance fees paid out. Total consolidated operating expenses for the current quarter decreased $251,000, or 15.2 percent, compared with the same quarter in the prior year, due to a decrease in employee compensation and benefits expenses and a decrease in fund expenses.

Total consolidated other loss for the three months ended December 31, 2019, was $440,000 compared with an approximate $3.5 million loss for the three months ended December 31, 2018, a decrease in loss of approximately $3.0 million. The majority of other loss is due to investment losses, primarily unrealized losses on fair valued securities. A significant portion of the unrealized loss for both three-month periods was related to declines in technology and cryptocurrency mining equity securities held in corporate investments. The unrealized loss for HIVE Blockchain Technologies (“HIVE”), the Company’s strategy for exposure to cryptocurrencies and blockchain, was $1.0 million in the current quarter. This unrealized loss was partially offset, however, by net unrealized gains in other securities of $453,000.

U.S. Global Investors (Canada) Limited (“USCAN”), a wholly owned subsidiary of the Company, entered into a binding letter of intent dated December 30, 2019, with Galileo Global Equity Advisors Inc. (“Galileo”), whereby Galileo, pursuant to a capital restructuring, will repurchase all of its common shares owned by USCAN for $1.0 million (Canadian). The transaction is subject to the approval of Canadian securities regulatory authorities and to the satisfaction of other closing conditions. It is anticipated that the transaction will close on or about March 2, 2020. After the transaction, the Company will have no continuing involvement with the operations of Galileo, except for an equity method investment in a fund managed by Galileo. This will allow the Company to focus on assets under management in the U.S. The results of Galileo are included in “discontinued operations” in the Consolidated Statements of Operations.

GOAU ETF Approved for Three New Trading Platforms

“I’m thrilled that our gold equities ETF, the U.S. Global GO GOLD and Precious Metal Miners ETF (GOAU), was made available for investors to trade on three additional platforms during the December quarter,” comments Frank Holmes, the Company’s CEO and chief investment officer. Those platforms are Raymond James, Oppenheimer & Co. and Janney Montgomery Scott.

“GOAU, which returned 54.1 percent in 2019, is a quant-based gold equities ETF that, once every quarter, rebalances the three largest gold royalty and streaming and companies,” Mr. Holmes says. “What’s more, it kicks out the losers and takes positions in companies with the strongest growth on a per-share basis and that are cheapest on a relative basis.

“We couldn’t be more pleased with how well GOAU has performed since its debut two and a half years ago,” Mr. Holmes continues. “It’s done exactly what we said it would, and we’re excited for more investors to discover it now that it’s been approved for trading on these three new platforms.”

Besides delivering attractive performance, GOAU has seen its trading volume surge over the past 12 months. Between December 2018 and December 2019, average daily trading volume jumped 708 percent, from 9,907 shares to 80,010 shares.

“I’m also very happy with how well our premiere gold equities mutual fund, the Gold and Precious Metals Fund (USERX), has performed,” Mr. Holmes adds. “The fund returned 51.3 percent in performance for the 12-month period through December 31, 2019, beating its benchmark, the FTSE Gold Mines Index, by 866 basis points. USERX received an incredible five stars overall from Morningstar, based on risk-adjusted returns, as of December 31. It also received five stars for the five- and 10-year periods.”

HIVE Has Turned a Corner for the Better

HIVE remains the Company’s strategy for cryptocurrencies and blockchain since such an ETF has not yet been approved by the Securities and Exchange Commission (SEC). The investment was valued at approximately $731,000 at December 31, 2019.

Mr. Holmes serves on the board as non-executive chairman of HIVE and held shares and options at December 31, 2019. Effective August 31, 2018, Mr. Holmes was named Interim Executive Chairman of HIVE while a search for a new CEO is undertaken.

“HIVE is the world’s dominant producer of newly-minted Ether coins, and I’m pleased to announce that the company experienced a more than 20 percent increase in daily Ether coin production compared to its exit run rate for the last 15 days in December 2019. What’s more, electricity costs are trending down at the company’s mining facility in Sweden,” Mr. Holmes comments. “Shares in HIVE are seeing substantial daily trading volume following year-end tax loss selling in mutual funds and ETFs. I believe the future of the company looks very promising as a number of other crypto mining companies have capitulated.”

Adequate Liquidity and Capital Resources

As of December 31, 2019, the Company had net working capital of approximately $10.2 million. With approximately $1.8 million in cash and cash equivalents and $9.5 million in unrestricted securities at fair value, the Company has adequate liquidity to meet its current obligations. The Company has no borrowings or long-term liabilities except for lease obligations.

Share Repurchase Program

The Company has a share repurchase program, approved by the Board of Directors, authorizing it to annually purchase up to $2.75 million of its outstanding common shares on the open market through December 31, 2020. For the three months ended December 31, 2019, the Company repurchased 2,000 class A shares using cash of $3,000. The plan may be suspended or discontinued at any time.

GROW Continued Dividends

The Company has continued to pay monthly dividends for more than 10 years. The Board of Directors has authorized a monthly dividend of $0.0025 per share through March 2020, at which time the Board of Directors will consider continuation of the dividend.

Earnings Webcast Information

The Company has scheduled a webcast for 7:30 a.m. Central time on Wednesday, February 12, 2020, to discuss the Company’s key financial results for the year. Frank Holmes will be accompanied on the webcast by Lisa Callicotte, chief financial officer, and Holly Schoenfeldt, marketing and public relations manager. Click here to register for the earnings webcast or visit www.usfunds.com for more information.

Selected Financial Data (unaudited): (dollars in thousands, except per share data)

	Three months ended
	12/31/2019	12/31/2018
Operating Revenues	$887	$793
Operating Expenses	1,398	1,649
Operating Loss	(511)	(856)

Total Other Loss	(440)	(3,463)
Loss from Continuing Operations Before Income Taxes	(951)	(4,319)

Income Tax Benefit	(25)	(744)
Net Loss from Continuing Operations	(926)	(3,575)
Income (loss) from Discontinued Operations	(117)	560
Net Loss	(1,043)	(3,015)
Less: Net Income (Loss) Attributable to Non-Controlling Interest	(40)	196
Net Loss Attributable to U.S. Global Investors, Inc.	$(1,003)	$(3,211)
Loss from continuing operations per share (basic and diluted)	$(0.06)	$(0.24)
Income (loss) from discontinuing operations per share (basic and diluted)	$0.00	$0.03
Loss per share (basic and diluted)	$(0.06)	$(0.21)

Avg. common shares outstanding (basic)	15,129,114	15,145,702
Avg. common shares outstanding (diluted)	15,129,114	15,145,702

Avg. assets under management from continuing operations (millions)	$507.6	$522.3

####

About U.S. Global Investors, Inc.

The story of U.S. Global Investors goes back more than 50 years when it began as an investment club. Today, U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on niche markets around the world. Headquartered in San Antonio, Texas, the Company provides money management and other services to U.S. Global Investors Funds, U.S. Global ETFs and other international clients.

Forward-Looking Statements and Disclosure

This news release and other statements by U.S. Global Investors may include certain “forward-looking statements,” including statements relating to revenues, expenses and expectations regarding market conditions. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “opportunity,” “seeks,” “anticipates” or other comparable words. Such statements involve certain risks and uncertainties and should be read with corporate filings and other important information on the Company’s website, www.usfunds.com, or the Securities and Exchange Commission’s website at www.sec.gov.

These filings, such as the Company’s annual report and Form 10-Q, should be read in conjunction with the other cautionary statements that are included in this release. Future events could differ materially from those anticipated in such statements and there can be no assurance that such statements will prove accurate and actual results may vary. The Company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

Please consider carefully a fund’s investment objectives, risks, charges and expenses. For this and other important information, obtain a fund prospectus by visiting www.usfunds.com. Read it carefully before investing. Foreside Fund Services, LLC, Distributor. U.S. Global Investors is the investment adviser.

Past performance does not guarantee future results.

Total Annualized Returns as of 12/31/2019:

Fund	One-Year	Five-Year	Ten-Year	Since Inception	Gross Expense Ratio
U.S. Global GO GOLD and Precious Metal Miners ETF NAV	53.37%	n/a	n/a	16.44% (6/27/2017)	0.60%
U.S. Global GO GOLD and Precious Metal Miners ETF Share Price	54.14%	n/a	n/a	16.71% (6/27/2017)	0.60%
Gold and Precious Metals Fund	51.34%	15.21%	-1.43%	30.79% (7/1/1974)	1.78%
FTSE Gold Mines Index	42.68%	12.58%	-3.46%	n/a	n/a

The performance data quoted represents past performance. Past performance does not guarantee future results. The investment return and principal value of an investment will fluctuate so that an investor's shares, when sold or redeemed, may be worth more or less than their original cost and current performance may be lower or higher than the performance quoted. Short term performance, in particular, is not a good indication of the fund’s future performance, and an investment should not be made based solely on returns. For GOAU performance data current to the most recent month-end, please visit www.usglobaletfs.com.

Investing involves risk, including the possible loss of principal. Shares of any ETF are bought and sold at market price (not NAV), may trade at a discount or premium to NAV and are not individually redeemed from the fund. Brokerage commissions will reduce returns. Because the fund concentrates its investments in specific industries, the fund may be subject to greater risks and fluctuations than a portfolio representing a broader range of industries. The fund is non-diversified, meaning it may concentrate more of its assets in a smaller number of issuers than a diversified fund. The fund invests in foreign securities which involve greater volatility and political, economic and currency risks and differences in accounting methods. These risks are greater for investments in emerging markets. The fund may invest in the securities of smaller-capitalization companies, which may be more volatile than funds that invest in larger, more established companies. The performance of the fund may diverge from that of the index. Because the fund may employ a representative sampling strategy and may also invest in securities that are not included in the index, the fund may experience tracking error to a greater extent than a fund that seeks to replicate an index. The fund is not actively managed and may be affected by a general decline in market segments related to the index. Gold, precious metals, and precious minerals funds may be susceptible to adverse economic, political or regulatory developments due to concentrating in a single theme. The prices of gold, precious metals, and precious minerals are subject to substantial price fluctuations over short periods of time and may be affected by unpredicted international monetary and political policies. We suggest investing no more than 5% to 10% of your portfolio in these sectors.

Morningstar ratings based on risk-adjusted return and number of funds Category: Equity Precious Metals Through: 12/31/2019

Morningstar Ratings are based on risk-adjusted return. The Morningstar Rating for a fund is derived from a weighted-average of the performance figures associated with its three-, five- and ten-year Morningstar Rating metrics. Past performance does not guarantee future results. For each fund with at least a three-year history, Morningstar calculates a Morningstar Rating based on a Morningstar Risk-Adjusted Return measure that accounts for variation in a fund’s monthly performance (including the effects of sales charges, loads, and redemption fees), placing more emphasis on downward variations and rewarding consistent performance. The top 10% of funds in each category receive 5 stars, the next 22.5% receive 4 stars, the next 35% receive 3 stars, the next 22.5% receive 2 stars and the bottom 10% receive 1 star. (Each share class is counted as a fraction of one fund within this scale and rated separately, which may cause slight variations in the distribution percentages.)

GOAU is distributed by Quasar Distributors, LLC. U.S. Global Investors is the investment adviser to GOAU.

The FTSE Gold Mines Index Series encompasses all gold mining companies that have a sustainable and attributable gold production of at least 300,000 ounces a year, and that derive 75% or more of their revenue from mined gold. Gross mining profit is used to assess profitability after power costs in cryptocurrency production, the largest variable expense in mining. A basis point, or bp, is a common unit of measure for interest rates and other percentages in finance. One basis point is equal to 1/100th of 1%, or 0.01% (0.0001).